Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-101136 of NII Holdings, Inc. on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-102077 of NII Holdings, Inc. on Form S-3 to Form S-1 and Pre-Effective Amendment No. 1 to Registration Statement No. 333-110980 on Form S-3 of our report dated March 7, 2003 (March 17, 2005 as to the effects of the restatement discussed in Note 2) relating to the consolidated financial statements and financial statement schedule of NII Holdings, Inc., which report expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” in 2002, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002, the adoption of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002 and the restatement of NII Holdings, Inc.’s consolidated financial statements as of December 31, 2002, for the two months ended December 31, 2002 and for the ten months ended October 31, 2002, appearing in this Annual Report on Form 10-K/A of NII Holdings, Inc. for the fiscal year ended December 31, 2003 and the use of our report dated March 7, 2003 (March 17, 2005 as to the effects of the restatement discussed in Note 2) referred to above, appearing in this Annual Report on Form 10-K/A of NII Holdings, Inc. for the fiscal year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
March 25, 2005